                                 EXHIBIT 99.1

            Press Release of Registrant, dated December 10, 2002,
           announcing the Registrant's declaration of two quarterly
       dividends and authorization of common share repurchase program.

                               THE CRONOS GROUP
                                    (CRNS)

                          The Cronos Group Announces
           Declaration of Two Quarterly Dividends on Common Shares
                                     And
               Authorization of Common Share Repurchase Program


        San Francisco, California - December 10, 2002. The Cronos Group (NASDAQ: CRNS) today announced that its Board of Directors declared a quarterly dividend for the fourth calendar quarter of 2002 of 2 cents per share on the Company's common shares, payable January 9, 2003, to shareholders of record as of December 23, 2002.

        Cronos also announced that its Board of Directors has authorized the Company to repurchase up to 200,000 of its outstanding common shares over the next 12 months, or until December 10, 2003. Repurchases of common shares shall be limited to "block" purchases, as defined by SEC Rule 10b-18 (generally, purchases of 2,000 shares or more) and will be made in the open market at times and prices considered appropriate by the Company, until December 10, 2003. Depending upon market conditions and other factors, share repurchases may be commenced or suspended at any time or from time-to-time, without prior notice. As of December 1, 2002, the Company had 7,364,580 common shares outstanding. Officers and directors of the Company are not eligible to participate in the share repurchase program.

        The Company is a Luxembourg holding company. Under Luxembourg law and the Articles of Incorporation of the Company, a dividend on the Company's outstanding common shares may not be declared during the first quarter of any year unless a meeting of shareholders is held during the first quarter and the shareholders approve the financial statements of the Company for the prior calendar year. Because the Company's annual meeting of shareholders is scheduled to be held during the second calendar quarter of 2003, the Company's Board of Directors, on December 10, 2002, also declared a quarterly dividend of 2 cents per common share for the first calendar quarter of 2003, payable April 17, 2003 to shareholders of record as of March 28, 2003.

        "Given the improved market for leased containers, and the Company's success in reducing expenses, the Board of Directors has concluded that the declaration of Cronos' first ever quarterly dividends, and the implementation of a share repurchase program, is in the interest of our shareholders," said Dennis J. Tietz, Chief Executive Officer. "The Board would like to acknowledge our shareholders' patience in supporting management with Cronos' recovery, and hopes to declare regular quarterly dividends so that our shareholders can participate in the improvement of the container leasing market."

                Cronos is one of the world's leading lessors of intermodal containers, owning and managing a fleet of 390,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of approximately 450 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices using state-of-the-art information technology.

                This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, that Cronos' financial condition will not warrant continuation of the declaration of dividends or completion of the share repurchase program; litigation developments that would force the elimination of the payment of dividends and/or a termination of the share repurchase program; fluctuations in the demand for leased containers; the risk of disruption to international trade caused by war or terrorist operations; and fluctuations in world trade. For a further discussion of the risk factors attendant to an investment in Cronos' Common shares, see the Introductory Note in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, which was filed with the SEC on March 26, 2002.

                This press release and other information concerning Cronos can be viewed on Cronos' website at www.cronos.com.